Exhibit 99.1

Contacts:

Transcept Pharmaceuticals, Inc. Greg Mann Director of Corporate Communications (510) 215-3567 gmann@transcept.com	The Ruth Group Investors / Media Sara Ephraim Pellegrino / Jason Rando (646) 536-7002 / 7025 spellegrino@theruthgroup.com jrando@theruthgroup.com

Transcept Announces Plans to Reduce Expenses by Decreasing Staff Following

Recent Completion of Purdue U.S. License and Collaboration Agreement

Pt. Richmond, CA — August 18, 2009 — Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT) today announced plans to reduce operating expenses by eliminating certain staff positions following its recently announced License and Collaboration Agreement with Purdue Pharmaceutical Products to commercialize Intermezzo® (zolpidem tartrate sublingual tablet) in the United States.

Glenn A. Oclassen, President and Chief Executive Officer commented, “Our overall staffing needs have been modified by the development of Intermezzo® to the point of NDA submission and our recently announced agreement with Purdue Pharmaceuticals to commercialize Intermezzo® in the United States. Should Purdue elect to continue with our license and collaboration agreement after an FDA approval of Intermezzo®, Purdue will be responsible for the effort and costs associated with the commercialization of the product in the United States, including sales and marketing efforts in the primary care market, post-approval regulatory affairs activities and commitments, and product manufacturing. We are therefore phasing out certain positions that have been rendered non-essential by our development success to date and our agreement with Purdue. We believe that this important cost containment step is consistent with our long standing principle of conservative cash management.”

Mr. Oclassen continued, “The streamlined team we will now have in place will be intently focused on seeking FDA approval for Intermezzo®, the worldwide commercialization of Intermezzo®, and the evaluation of potential additions to our product pipeline. The decision to make this approximately 30 percent reduction in our workforce was a difficult one for all of us and was made all the more challenging by the fact that it was precipitated by a positive event for the company. We are extremely grateful to the employees affected by this action for their significant efforts and contributions to the success of Transcept.”

As of June 30, 2009, Transcept had $73.4 million in cash, cash equivalents and marketable securities. This amount does not include the $25 million cash payment Transcept received in August 2009 upon signing the license and collaboration agreement with Purdue. Transcept expects to record a restructuring charge of approximately $525,000 in the third quarter of 2009, representing cash payments for severance expenses, the majority of which will be paid in the third and fourth quarters of 2009. Transcept expects the organizational change will reduce current annualized payroll and benefit expenses by approximately $1,500,000.

About Intermezzo®

Intermezzo® (zolpidem tartrate sublingual tablet) has the potential to be the first prescription sleep aid specifically approved for use in the middle of the night at the time a patient awakens and has difficulty returning to sleep. Intermezzo® is a sublingual low dose formulation of zolpidem, the active agent most commonly prescribed in the United States for the treatment of insomnia. Intermezzo® uses approximately one-quarter to one-third of the dose of active drug contained in currently marketed zolpidem-based sleep aids, in a formulation designed to promote rapid sublingual absorption. Transcept believes that Intermezzo®, by combining the reduced zolpidem dose with administration only on those nights when a middle of the night awakening actually occurs, has the potential to reduce unnecessary sedative-hypnotic exposure.

Two Phase 3 clinical studies evaluated 376 patients receiving either Intermezzo® or placebo. In the first study, a sleep laboratory trial using an objective polysomnographic endpoint, Intermezzo® demonstrated a statistically significant decrease versus placebo in the time it took patients to return to sleep as measured by Latency to Persistent Sleep. In the second study, an outpatient trial, Intermezzo® demonstrated a statistically significant decrease in Latency to Sleep Onset, a subjective patient reported endpoint. The most common adverse event seen in these trials was headache (2.7 percent active versus 1.4 percent placebo in the outpatient study).

The U.S. Food and Drug Administration (FDA) has established October 30, 2009 as its target date under PDUFA to take action on its review of the New Drug Application (NDA). Transcept is actively pursuing patents to protect Intermezzo® in the United States and key non-U.S. markets, and, as part of the NDA submission, has requested that the FDA grant three years of Hatch-Waxman marketing exclusivity to Intermezzo®.

About Transcept

Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in neuroscience. For further information, please visit the company’s website at: www.transcept.com.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to expectations with respect to the following: the potential approval and timing of regulatory decisions with respect to the NDA for Intermezzo®; Intermezzo® being the first commercially available sleep aid in the United States in its target indication; activities of Transcept and Purdue and the satisfaction of conditions under the collaboration agreement with Purdue required for Purdue obligations under the collaboration agreement; the potential reduction of hypnotic sleep aid dosing through use of Intermezzo®; the ability of Transcept to obtain and maintain patent protection and regulatory exclusivity for Intermezzo®; and financial guidance with respect to restructuring charges and expense levels. Transcept may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Transcept makes, including risks related to the following: the opinion of the FDA on the sufficiency of the Intermezzo® NDA to support marketing approval and exclusivity under the Hatch-Waxman Act; a decision by Purdue to terminate the collaboration agreement, even if the Intermezzo® NDA is approved; commercial acceptance of Intermezzo®, if approved; competition for Intermezzo®, if approved; unforeseen expenses related to FDA approval and the business of Transcept generally; dependence on third parties to manufacture Intermezzo®; obtaining, maintaining and protecting the intellectual property incorporated into Intermezzo®; the ability of Transcept to expand it product candidate portfolio; and the ability of Transcept to obtain additional funding, if needed, to support its business activities. These and other risks are described in greater detail in the “Risk Factors” section of Transcept periodic reports filed with the SEC. Forward-looking statements do not reflect the potential impact of any future in-licensing, collaborations, acquisitions, mergers, dispositions, joint ventures, or investments Transcept may enter into or make. Transcept does not assume any obligation to update any forward-looking statements, except as required by law.